Exhibit 99.1

PRESS RELEASE

From:       VisualMED Clinical Solutions Corp.

Contact:   Barry Scharf, COO
                  Tel.: (514) 274-1115
                 bscharf@visualmedsolutions.com

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VisualMED Clinical Solutions Corp. successfully implements new upgrade of its Clinical Information System

MONTREAL, January 6, 2005 - VisualMED Clinical Solutions Corp. (VMCS OTCBB) announces today that it has successfully completed the implementation of its system update to Version 2.2 at Physicians Hospital of El Paso, Texas.

The VisualMED Clinical System has been fully operational at Physicians' Hospital since June, 2004, and is used by all physicians, nurses, and paramedical staff at the hospital for all aspects of patient care documentation.

At its core is a Computerized Physician Order Entry (CPOE) module, with more than 30 levels of decision support, which allows for every prescription to be "written" electronically. Each order is evaluated for safety and quality of care in real time. All progress notes are entered electronically and maintained in a comprehensive electronic patient record. With VisualMED, hospital staff can access this integrated electronic patient record through a single user interface. The VisualMED Clinical Information System is linked to the previously installed Meditech Hospital Information System so that laboratory results and other information are seamlessly available to physicians and nurses.

"As a facility dedicated to providing the highest quality patient care, it is vital for Physicians Hospital to provide the benefits of the latest technology to our patients," said Sharon Peterson, Chief Executive officer of Physicians Hospital. "We believe that the comprehensive suite of medication, supply and information management tools we are implementing will be a tremendous asset to our organization moving forward, and will help us to better succeed in fulfilling our health care mission."

The system update was implemented at 4:00 a.m. on December 6 with essentially no interruption of clinical service. New functionality includes an archiving capability which allows users to review all past hospitalizations and clinic visits. Doctors' and nurses' progress notes have been enhanced so that modifications may be made to notes after-the-fact, while preserving all original data entries. Changes were made to the internal structure of electronic medical record entries so that sub-second access to any page of any record is assured, an important feature as the company prepares to bid for regional implementations in North America and abroad.

Every day, more than 350 clinical users at Physicians' Hospital access VisualMED Clinical Information System screens on more than 105 fixed and wireless workstations. As well, physicians are able to consult their hospital patient's medical records from clinic or from the office. In just the first three months of system use, there were more than 165,000 logons and electronic signatures recorded, and nearly 2,000,000 lines of chart note content recorded.

Significant clinical results and statistics from the use of VisualMED at Physicians' Hospital in El Paso are having a positive impact on the pursuit of new market opportunities and strategic allies in North America and abroad.

About the company and its products

The VisualMED Clinical Information System (CIS) is a unique software application built to conform to the way doctors and nurses provide and document patient care. The VisualMED CIS is the only solution of its kind to have been wholly designed by practicing medical staff in terms of both workflow and user interface.

There are over 5,500 hospitals in the United States and Canada, and three times as many in Europe, making up most of the potential market for the VisualMED technology. According to the Leapfrog Group, relatively few American sites have experimented with physician-based clinical support order entry, and most of these have been limited to large centers whose mainframe technology is not easily transferable. According to the HIMSS, less than 10% of hospitals say that they have some form of CPOE or decision support.

Cost of implementation of a Clinical Information System can vary between 2 and 20 million dollars depending on the size of the hospital and the nature of the selected technology. A leading U.S. consulting organization believes that 50% of hospitals in America will be moving to CPOE in the next 4 years.

Management believes in a more cautious scenario, one that would see between 10 and 15% of hospitals adopting CPOE within this time frame. This would still represent a multi-billion dollar market opportunity for our industry.

VisualMED Clinical Solutions Corp. markets and distributes clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.